Exhibit 3.52

“FIBOPE PORTUGUESA – FILMES BIORIENTADOS, S.A.”

ARTICLES OF ASSOCIATION OF THE COMPANY

CHAPTER I

NAME, REGISTERED OFFICE AND CORPORATE OBJECT

ARTICLE ONE

NAME

The Company will take the form of a public limited liability company, with the name “Fibope Portuguesa – Filmes Biorientados, S.A.” and shall be governed by the applicable law and by the provisions of these articles of association.

ARTICLE TWO

REGISTERED OFFICE

1.	The Company’s registered office will be located at Barqueiros, municipality of Barcelos. The Board of Directors may move the registered office within the same municipality or to a neighbouring municipality.

2.	Upon resolution of the Board of Directors the Company may, when it deem it convenient, set up, maintain, transfer or close branches, agencies, delegations or any other form of representation of the company in any location on national territory or abroad.

ARTICLE THREE

CORPORATE OBJECT

The Company’s corporate object is the production of films from polymers and other similar products, as well as the commercialisation of the same and further the provision of services connected thereto.

ARTICLE FOUR

DURATION

The company shall exist for an indeterminate period, counting from the date of its incorporation – 31 March 1995.

CHAPTER II

SHARE CAPITAL, SHARES AND BONDS, TRANSFER OF SHARES, RIGHT OF

FIRST REFUSAL, CO-OWNERSHIP OF SHARES AND BONDS AND

ACCESSORY CONTRIBUTIONS

ARTICLE FIVE

SHARE CAPITAL AND ITS SUBSCRIPTION

1.	The share capital of the company is €6,600,000 (six million and six hundred thousand euros), and is fully subscribed and paid up, represented by 1,320,000 (one million, three hundred and twenty thousand) ordinary voting shares, with the nominal value of €5 (five euros) each.

2.	From the referred to shares, 920,000 (nine hundred and twenty thousand) – numbered from 1 to 920,000 –corresponding to ordinary shares, performing category A of shares, and 400,000 (four hundred thousand) – numbered from 921,000 to 1320,000 – corresponding to redeemable preferential shares with voting right, performing the category B of shares.

3.	The preferential redeemable shares will have the right to a priority dividend of 0,5% of its nominal value from the profits distributed to the shareholders.

4.	The redemption of shares will be performed pursuant the terms and conditions of the redemption’s resolution.

5.	The shares shall be redeemed trough a resolution of the Shareholders’ General Meeting of the Company and pursuant paragraph 4 supra.

6.	The non-compliance of the obligation of redemption does not entitle the beneficiaries to claim the judicial dissolution of the company, if the redemption did not occur after one year since the date established for the redemption (redemption stage).

ARTICLE SIX

SHARES

1.	The shares must be nominative shares.

2.	The shares will be represented by certificates that shall represent one, five, ten, fifty, one hundred, five hundred, one thousand and five thousand shares.

ARTICLE SEVEN

TRANSFER OF SHARES

1.	The shares are freely assigned, inter vivus or mortis causa, between ascendants or descendants.

2.	In any other situation, the assignment of shares is submitted to the prior consent of General Meeting of the company.

3.	The company shall indicate if the assignment is authorized or not, within sixty days counting from the date of reception of the request for the assignment of shares, made by the shareholder who intends to assign its shares, in case of transmission inter vivus, or by the interest party in the acquisition, in case of transmission mortis causa, by mean of registered letter with recorded delivery.

4.	If the term of sixty days above-mentioned in paragraph 3 of this Article has expired and the company did not indicate if it authorizes or not the assignment, the shareholder is entitled to freely assign its shares.

5.	In the event the company does not authorize the assignment, the company shall comply with the established in the paragraph c) of no 3 of article 329 of the Portuguese Companies Code.

6.	The limitations hereby established for the assignment of shares are not applicable if the assignment is made to a company in a simple dominance situation with the assignor.

ARTICLE EIGHT

RIGHT OF FIRST REFUSAL

1.	The shareholders have the right of first refusal regarding the assignment of shares inter vivus, except in case of assignment between ascendants and descendants.

2.	Regarding the exercise of the referred to right of first refusal, the shareholder interested in assigning part or the total of its shares, shall communicate such intention to the Board of Directors, by mean of registered letter with recorded delivery, identifying the person who intends to acquire the shares, as well as the conditions of said acquisition. The Board of Directors should inform the remaining shareholders within 10 days about the contents of the referred to information.

3.	The shareholders interested in exercising its right of first refusal should inform the Board of Directors about their intention within fifteen days counting from the date of reception of the referred to letter and the Board of Directors should inform the shareholders about that intention in the following fifteen days.

4.	In the event two or more shareholders want to exercise their right of first refusal, the shares object of the transmission should be prorated between both in the proportion of shares that each one owns.

5.	The transfer of shares shall take place in the fifteen days period following the communication referred into paragraph 3 above in fine.

6.	The right of first refusal established in this article is subject to the regime foreseen in article 421 of the Portuguese Civil Code.

7.	The right of first refusal established in this article is not applicable if the assignment is made to a company in a dominance situation with the assignor.

ARTICLE NINE

PREFERENTIAL SHARES AND BONDS

The company may issue preferential shares without voting rights and preferential redeemable shares or any type of bonds admitted by law, pursuant to the applicable law and the resolutions of the Shareholders’ General Meeting of the company.

ARTICLE TEN

OWN SHARES AND OWN BONDS

The Company may acquire own shares and own bonds, in accordance with applicable legal regulations, as well as execute any operation admitted by law with regard to such shares and bonds.

ARTICLE ELEVEN

CO-OWNERSHIP OF SHARES

The co-owners of shares are only authorized to exercise the rights inherent to such shares trough a common representative, who should be indicated to the company through a document signed by the all co-owners.

ARTICLE TWELVE

BONDS AND ACCESSORY CONTRIBUTIONS

Upon resolution of the General Meeting, it may be required to the shareholders of ordinary shares the execution of free accessory contributions, in the proportion of the shares that each one owns, up to an amount equivalent to the share capital.

CHAPTER III

GOVERNING BODIES

SECTION I

SHAREHOLDERS’ GENERAL MEETING

ARTICLE THIRTEEN

CONSTITUTION

1.	The Shareholders’ General Meetings shall be constituted by all shareholders with voting rights, which, not less than three days prior to the date of the respective meeting, have these shares duly registered in the company’s registered book

2.	Each group of one hundred shares is entitled to one vote. The shareholders who own a number of shares below one hundred shares may assemble with other shareholders in order to complete said number. As completed the referred to number of shares, one of the member of the group may represent the shareholders group in the Shareholders’ General Meeting.

3.	The Shareholders that are singular persons having the right to vote may be represented in the Shareholders’ General Meeting by their consort, ascendants or descendants, by another shareholder or trough a member of the Board of Directors. The corporate bodies will be represented by the person appointed by the respective corporate body for such purposes.

4.	The instruments of representation of the shareholders shall be addressed to the Chairman of the Board of the Shareholders’ Meeting and filed at the company, until the second working day prior to the Shareholders General Meeting’s date.

ARTICLE FOURTEEN

BOARD OF SHAREHOLDERS’ GENERAL MEETING

1.	The Board of the Shareholders’ General Meeting will be made up of a Chairman and a Secretary, which can be shareholders or not, elected by the General Meeting for a period of four years;

2.	The Chairman of the Shareholders’ General Meeting shall convene and direct the meetings, as well as execute all the functions foreseen in the law and in these articles.

ARTICLE FIFTEEN

MEETINGS

1. The General Meeting will convene:

a)	In an annual meeting, to be held on the first quarter of each year.

b)	Always that the Board of Directors and the Audit Board deems it convenient or whenever requested, pursuant to law, by the shareholders who represent not less than the minimum of the share capital demanded by law for that purpose.

ARTICLE SIXTEEN

CONVENING OF THE SHAREHOLDERS’ GENERAL MEETING

The Shareholders’ General Meeting will be convened by mean of registered letter with recorded delivery addressed to the shareholders, with thirty days prior notice.

ARTICLE SEVENTEEN

RESOLUTIONS OF THE SHAREHOLDERS’ GENERAL MEETING

The Shareholders’ General Meetings can only validly resolve on matters approved by Shareholders representing more than 68% of the share capital.

SECTION II

BOARD OF DIRECTORS

ARTICLE EIGHTEEN

BOARD OF DIRECTORS

1.	The management of the Company will be formed by a Board of Directors comprising five members, who are elected by the Shareholders’ General Meeting for a period of four years.

2.	The Shareholders’ General Meeting that had elected the members of the Board of Directors shall also appoint the Chairman of the Board of Directors.

3.	The Shareholders’ General Meeting that had elected the members of the Board of Directors, will decide if they, or anyone of them, should caution its mandate and if they have, the Shareholders’ General Meeting should also establish the respective amount and the way to provide the caution.

4.	Each member of the Board of Directors could be remunerated, and the remuneration may consist, partially, in a percentage, to be fixed by the Salary Committee, of the profits from the exercise.

ARTICLE NINETEEN

COMPETENCE OF THE BOARD OF DIRECTORS

1.	The Board of Directors has the broadest powers of management and representation of the company, and shall namely, execute and promote all the acts concerning the execution of the corporate object and specifically:

a)	Represent the company in all legal proceedings in court or not, intent and contest any judicial procedure, withdrawing, confessing or agreeing and compromising himself in any arbitration;

b)	Open, transfer or close branches, agencies, delegations or any other form of representation in any location;

c)	Acquire and dispose any movable or immovable assets, as well as to encumbrance them by any way;

d)	Acquire and dispose of interests in the share capital of other companies.

e)	Lease or provide to lease any immovable assets, without term.

f)	To take conveyance of any establishment, as a going concern.

g)	open credit lines or enter in other kinds of financing, namely the bond ones.

h)	To constitute attorneys to practice any acts or category of acts.

2.	Upon resolution of the Board of Directors, the Board may entrust one of its members to carry on any activity of the company or any matter regarding the administration.

ARTICLE TWENTY

MANAGING DIRECTOR

1.	The Directors could coopt a Managing Director, who will have the powers expressly granted to him regarding the ordinary management of the company, with the limitations established in the following Article, which are among others all or any of the followings:

a)	submission to the Board of Directors, prior to the annual meeting of the Shareholders, of a written report of the operations and the accounts of the Company during its previous fiscal year;

b)	preparation and submission for approval by the Board of Directors of a detailed budget, forecasts and strategic plan of operations for the ensuing fiscal year of the company;

c)	ensure the preparation and submission of quarterly written reports on operations 45 days after the three month periods ending respectively at the end of February, May, August and November;

d)	transfer, suspend and dismiss employees;

e)	open and use any bank account(s) on behalf of and in the name of the Company and credit, endorse or negotiate any cheques or bills of exchange necessary for the fulfillment of the business of the Company;

f)	accept, draw or endorse bills of exchange and to start legal proceedings for non-payment or acceptance thereof;

g)	participate in public or private tenders;

h)	sign on behalf of the Company any insurance policies and to receive all payments due from insurance companies;

i)	buy, sell or lease any movable goods, excluding cars, and to receive the price of liquidation thereof;

j)	represent the Company in front of all Governmental Bodies, and in particular customs or tax authorities;

k)	represent the Company in all legal proceedings, making declarations in Court if necessary, withdrawing or making settlements and giving any necessary Powers of Attorney in connection therewith;

l)	request the inscription, modification or cancellation of all acts subject to registration before any Governmental Body, including Conservatórias do Registo Predial, do Registo de Propriedade Automóvel or do Registo Comercial and to make the necessary registrations or deposits to protect the industrial property of the Company, as well any requisite modifications or cancellations thereof;

m)	apply, claim or appeal to or before any Governmental Body, including fiscal and customs bodies and tax courts, in respect of any taxes, levies, contributions, charges or other monies, and make applications for their modification or cancellation;

n)	claim and receive from any Governmental Body, or from any other Person all objects, values or monies to which the Company is entitled, agreeing on the settlement and signing of the relevant receipts.

o)	enter into any contract within the scope of the Company’s object that does not give rise to obligations exceeding PTE 10.000.000;

p)	enter into contracts with suppliers that does not give rise to obligations exceeding PTE 10.000.000;

q)	enter into contracts for the supply of water, electricity, gas, telecommunications and mail; and

r)	enter into contracts for marketing and publicity;

s)	generally, to perform all other necessary acts for an efficient commercial operation and to protect the rights of the Company, doing whatever is necessary to promote and follow up the relevant proceedings, administrative or otherwise, in front of any Governmental Body referred to above;

ARTICLE TWENTY-ONE

BINDING OF THE COMPANY

1.	The Company will be bound by the signature of:

a)	The Managing Director, for the purposes of transferences between the company’s bank accounts;

b)	The Managing Director in order to sign cheques or issue bank transfer orders to third parties up to the amount of 5,000,000 escudos;

c)	The Managing Director and the Director who the Board had entrusted the financial matters, or his substitute in his absences or impediments, in order to sign cheques or issue bank transfer orders in any amount between 5,000,000 escudos and 10,000,000 escudos;

d)	The Managing Director and the Director who the Board had entrusted the financial matters, or his substitute in his absences or impediments, in order to sign cheques or issue bank transfer orders in an amount equal or higher than 10,000,000 escudos;

e)	The Managing Director and the Director who the Board had entrusted the financial matters, or his substitute in his absences or impediments, in order to acquire any goods of the tangible assets (imobilizado corpóreo), open of credit lines, investments and any extraordinary acquisition up to the amount of 5,000,000 escudos;

f)	The Managing Director and the Director who the Board had entrusted the financial matters, or his substitute in his absences or impediments, in order to acquire any goods of the tangible assets (imobilizado corpóreo), open of credit lines, investments and any extraordinary acquisition in an amount equal or higher than 10,000,000 escudos;

g)	One Director in who the Board had granted powers pursuant number 2 of Article 19 above;

h)	One or more attorneys acting in accordance with the respective mandatory instruments.

2	In the daily acts, the signature of any member of the Board of Directors or any attorney is enough;

ARTICLE TWENTY-TWO

MEETINGS OF THE BOARD OF DIRECTORS

1.	The Board of Directors will meet whenever a board meeting is convened, by means of registered letter with recorded delivery sent with ten days prior notice, by its Chairman or by two Directors. The Board of Directors should meet at least one time per each quarter.

2.	Any Director may be represented at the Board Meetings by another Director, through a simple letter addressed to the Chairman of the Board of Directors.

3.	The Board of Directors may only resolve if a minimum of four members is present or duly represented.

4.	The resolutions of Board of Directors may only be approved if a minimum of four members is present or duly represented.

SECTION III

AUDITING

ARTICLE TWENTY-THREE

COMPOSITION

1.	The Company’s activity will be audited by a Audit board comprising three effective members and two substitute members elected by the Shareholder’s General Meeting, which appoint the Chairman, for a term of four years.

2.	Each member of the Audit Board could be remunerated, as determined by a Salary Committee.

ARTICLE TWENTY-FOUR

MEETINGS OF THE AUDIT BOARD

1. The Audit Board meets, normally, one time for each quarter and whenever a board meeting is convened by its Chairman or by two of its members.

2. The Audit Board resolutions will be performed by the majority of the votes of the present members.

SECTION IV

GENERAL PROVISIONS

ARTICLE TWENTY-FIVE

SALARY COMMITTEE

The members of the Board of Shareholders’ General Meeting, the Directors and the Sole Auditor shall be remunerated or not, as determined by a Salary Committee, which shall be composed of two members, elected at the same General Meeting that elects the members of the corporate bodies.

CHAPTER IV

GENERAL AND TRANSITORY PROVISIONS

ARTICLE TWENTY-SIX

TAX YEAR

The tax year of the company is coincident with the calendar year.

ARTICLE TWENTY-SEVEN

PROFITS ATTRIBUTION

1.	After having been deducted or reinforced the provisions or reserves imposed by law, distributable profits of each tax year shall be allocated for reserves or dividends, according to the resolution of the Shareholders’ General Meeting.

2.	Advances may be made to shareholders during the year on account of profits, pursuant to the applicable legal regulations.

CHAPTER V

DISSOLUTION OF THE COMPANY

ARTICLE TWENTY-EIGHT

DISSOLUTION

The company can be dissolved when there exists legal cause or by resolution of the Shareholders’ General Meeting.

ARTICLE TWENTY-NINE

LIQUIDATION

The liquidation of the company assets, in consequence of its dissolution, shall be made extra judicially by a liquidation committee formed by the members of the Board of Directors in exercise, if the Shareholders’ General meeting does not resolve in a different way.